Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This SEPARATION AGREEMENT and GENERAL RELEASE (this “Agreement”) is made and entered into as of February 5, 2009 by and between United Rentals, Inc. (“URI”) (URI and its subsidiaries, parents and other affiliates are referred to collectively as the “Company”), and Roger E. Schwed (“Employee”). This Agreement shall become effective as described in Paragraph 12 below, provided that it is executed and delivered no later than the time and date set forth in Paragraph 11 below.

          WHEREAS, Employee and URI are parties to an Employment Agreement, dated June 14, 2006, as amended (“Employment Agreement”);

          WHEREAS, Employee’s employment is being terminated pursuant to Section 4(f) of the Employment Agreement;

          WHEREAS, other than the payments and benefits set forth in Section 4(a) of the Employment Agreement, to which Employee is entitled regardless of whether he executes this Agreement, certain payments and benefits to which Employee may be entitled under the Employment Agreement are expressly conditioned upon the delivery of the release in this Agreement, which is in form and substance satisfactory to the Company.

          NOW, THEREFORE, the Company and Employee (hereinafter the “Parties”) agree as follows:

1.        Separation of Employment. Employee’s last day of employment with Company will be March 31, 2009 (the “Termination Date”). Notwithstanding the foregoing, the Company may terminate this Agreement during the Transition Period (as defined below in Section 2(a)) at any time upon two days notice to the Employee (an “Early Termination”) for any of the following reasons: (i) Employee revokes this Agreement during the revocation period (as defined below in Section 12); (ii) Employee materially violates any of the terms of this Agreement, which violation is not cured within ten (10) business days of written notice by the Company to Employee; (iii) conviction of Consultant of a felony; or (iv) fraud, material dishonesty or gross misconduct on the part of Consultant in connection with the Services (defined below). If the Early Termination is effected, then the Termination Date shall be considered the date of such Early Termination.

2.        Duties During Transition Period; Base Salary and Benefits During Transition Period.

(a)

Duties During Transition Period. As of the close of business on February 17, 2009 (the “Transition Date”), Employee shall cease to be Executive Vice President and General Counsel of the Company. After the Transition Date, Employee shall not be an officer of the Company or any of its subsidiaries. Beginning on the Transition Date and continuing through the Termination Date (the “Transition Period”), as and to the extent reasonably requested by the Company from time to time, Employee shall perform the following duties (collectively, the “Services”): (a) act as an historical and knowledge resource to Company employees in connection with matters related to the Company, including legal matters, (b) train and transition his responsibilities to other Company employees, and (c) such other duties, consistent with the seniority and responsibilities of his prior positions, as reasonably requested by the Company. The Services to be performed by the Employee pursuant to the foregoing sentence are expected to be performed by the Employee on at least an 80% of full-time basis.

(b)

Base Salary and Benefits During the Transition Period. During the Transition Period, Employee shall continue to be paid a base salary at the annual rate of $425,000 and shall (together with his family) continue to participate on the same basis in the Company benefits plans and programs in which he (and his family) currently participate, except as otherwise required under (i) the terms of a Company benefits plan or program or (ii) applicable law.

(c)

Accrued, Unused Vacation. The Company shall also make a lump sum payment to Employee for his accrued but unused vacation as of the Termination Date. Such payment shall be made by the Company following the Termination Date in accordance with its standard payroll practices.

3.        Consideration. Employee acknowledges and the Parties expressly agree that, contingent upon Employee’s executing and not revoking this Agreement and the Subsequent Release described in Section 5(b) below (and in addition to the payments and benefits set forth in Section 4(a) of the Employment Agreement, to which Employee is entitled regardless whether he executes this Agreement):

(a)

Severance Payment. Employee will be paid an aggregate of $807,500.00 in severance payments (such amount, the “Severance Pay”) under Section 4(f)(iv) of the Employment Agreement payable on the following schedule to comply with Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as set forth in Section 4(g)(iii) of the Employment Agreement:

(i) no payments of Severance Pay shall be made for a six-month period following the Termination Date;

(ii) an amount equal to one half of the Severance Pay ($403,750.00) shall be paid to Employee in a lump sum on the first business day following the six month anniversary of the Termination Date;

(iii) during the six-month period beginning on the six month anniversary of the Termination Date and ending on the one year anniversary of the Termination Date, payment of the remaining unpaid portion of the Severance Pay shall be made, in equal installments, to Employee at the times that Employee’s Base Salary would have been paid to him had Employee’s employment not terminated.

(b)

2008 and 2009 Annual Cash Incentives Bonus. Within ten business days of the Effective Date of this Agreement, Employee shall receive a lump sum payment of $180,000.00, which represents his 2008 annual cash incentive bonus as well as a 2009 annual cash incentive bonus for his services up to and including the Termination Date.

(c)

Restricted Stock. The number of shares earned pursuant to Employee’s “performance-based” restricted stock units granted pursuant to the Company’s 2001 Comprehensive Stock Plan (the “Stock Plan”) and the Restricted Stock Unit Agreement entered into by and between the Company and Employee, dated as of June 14, 2006 (the “RSU Agreement”) shall be determined based on the achievement of the performance objectives set forth in the RSU Agreement to be determined by the Compensation Committee at the same time as, and consistent with its determinations for other executives. Any performance-based restricted stock units not so earned shall be forfeited. A pro-rata portion of Employee’s as then unvested “time-based” restricted stock units granted pursuant to the Stock Plan and the RSU Agreement, including a reported (but undocumented) grant on March 10, 2008, shall vest as of the Termination Date in accordance with the Stock Plan and the RSU Agreement and such grant for a termination without Cause or for Good Reason. Any “time-based” restricted stock units not so (or previously) vested shall be forfeited on the Termination Date. RSUs (which, for the avoidance of doubt, the Parties agree will be in the gross amount of 10,107 units) will be delivered on the first business day following the six month anniversary of the Termination Date, as set forth in Section 3(b) of the RSU Agreement. Employee acknowledges and agrees that, subject to this delivery, he has otherwise forfeited all other unvested RSUs and incentive awards of any other kind or nature whatsoever.

(d)

Taxes and Withholdings; Section 409A. The payments and benefits to be made pursuant to this Section 3 and in Section 2 shall be subject to all applicable withholdings for federal, state and local income taxes, Social Security, and all other customary withholdings. It is the intention of the Parties that payments and benefits under this Agreement and the Consulting Agreement (defined below) be interpreted to be exempt from or in compliance with Section 409A of the Internal Revenue Code of 1986, as amended and, accordingly, to the maximum extent permitted, this Agreement and the Consulting Agreement shall be interpreted to be exempt from or in compliance with Section 409A. The Company agrees to cooperate reasonably with Employee to the extent that Employee or his counsel reasonably requests any changes (which do not increase the compensation or benefits to Employee payable hereunder) to this Agreement or the Consulting Agreement needed to implement further such exemption or compliance. Subject to the foregoing, the Company shall have no liability to Employee or otherwise if any payments or benefits paid or provided under this Agreement or the Consulting Agreement are subject to the additional tax or interest (or both) under Section 409A.

(e)

COBRA. Provided that Employee timely elects continuation health benefits coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay through the COBRA Payment End Date (as defined below) for the monthly premiums for the level of coverage Employee (and his family) maintained on the Termination Date. The “COBRA Payment End Date” shall be the earlier of (i) (x) either 12 months following the Termination Date, if Employee does not execute the Consulting Agreement attached hereto as Exhibit A or (y) 12 months following the expiration of the Consulting Agreement on September 30, 2009 if Employee does execute the Consulting Agreement; and (ii) the date Employee becomes employed by a third party and is eligible for coverage under the group benefits plan of the new employer. If during the period Employee is receiving this benefit, Employee obtains new employment and becomes eligible for coverage under the group benefits plan of the new employer, Employee must promptly notify the Company in writing of such eligibility. COBRA Payments under this paragraph will continue to be made on behalf of Employee’s family until the COBRA Payment End Date in the event of Employee’s death prior to the COBRA Payment End Date.

(f)

Consulting Agreement. The Parties will, simultaneously with Employee’s delivery of the Subsequent General Release described below in Section 5(b), execute the Consulting Agreement attached hereto as Exhibit A (the “Consulting Agreement”).

4.        Non-Admission of Liability. The Company is providing Employee with the consideration described in this Agreement in exchange for Employee’s agreement to undertake certain obligations and for Employee releasing the Company and related parties from any claims he may have against the Company and the related parties, as described herein. The fact that the Company is offering this consideration to Employee is not an admission that the Company has violated Employee’s rights (or the rights of anyone else), any statute or law, or breached any duty or obligation in any manner whatsoever.

5.        Release and Other Promises. In exchange for the mutual promises and covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employee (on his own behalf and on behalf of his dependents, heirs, executors, trustees and administrators (and his and their legal representatives of every kind)) hereby agrees as follows:

(a)

Release. Employee hereby releases and forever discharges URI, its respective direct and indirect parents, affiliates, subsidiaries and benefit plans, and each such entities’ present and former and/or future “Representatives” (as defined below), as well as any predecessors, future successors or assigns or estates of any of the foregoing (hereinafter collectively referred to as the “Released Parties”), from any and all liabilities, causes of action, suits, proceedings, agreements, promises, damages, disputes, controversies, contentions, grievances, differences, judgments, debts, claims and demands of any kind whatsoever, both in law and in equity, known or unknown, fixed or contingent, asserted or unasserted, that are capable of being released by private agreement (hereinafter collectively referred to as the “Claims”), and which (i) Employee may have or claim to have based upon or in any way related to Employee’s employment or termination of employment with the Company for any period prior to his execution of this Agreement, or (ii) otherwise involve facts that occurred during any period prior to his execution of this Agreement. For purposes of this Agreement, “Representatives” shall mean officers, employees, directors, stockholders, agents, partners, managers, plan administrators, financial and legal advisors, insurers, fiduciaries, present or prospective lenders or investors, in their individual and/or representative capacities.

Such released Claims include, without limitation, any and all Claims under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1871; the Civil Rights Act of 1991; the Americans with Disabilities Act; the Employee Retirement Income Security Act of 1974 (including, without limitation, any claim for severance pay, but excluding claims for accrued, vested benefits under any benefit plan of the Company in accordance with the terms of such plan and applicable law); the Age Discrimination in Employment Act of 1967, as amended by the Older Workers’ Benefit Protection Act of 1990; Connecticut Fair Employment Practices Act; Connecticut Whistleblower Statute; and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment, each as amended. Such released Claims also include, without limitation, any and all Claims under state contract or tort law; any and all Claims based on the design or administration of any Company employee benefit plan or program arising under any Company policy, procedure, or employee benefit plan; any and all Claims for wages, commissions, bonuses, continued employment with the Company in any position, and compensatory, punitive or liquidated damages; and any and all Claims for attorney’s fees and costs.

Notwithstanding the foregoing, nothing contained in this Section 5 shall release, interfere with or waive any of Employee’s rights (i) under the Indemnification Agreement between the Company and Employee, dated June 14, 2006 (“Indemnification Agreement”), including any existing claims thereunder; (ii) under this Agreement; (iii) under the surviving sections of the Employment Agreement; (iv) to defend or assert counterclaims against any party asserting a claim against him in connection with his role as a defendant in the lawsuit captioned DeCicco v. United Rentals, et al., or (v) to file a charge with a government agency (but Employee hereby waives any and all rights to recover under, or by virtue of, any such charge).

(b)

Subsequent General Release. Notwithstanding anything herein to the contrary, the Company’s payments and benefits described in Sections 3(a), (b), and (f) hereof shall be contingent on Employee’s execution of, and delivery to, the Company on or after March 31, 2009 and before April 7, 2009, of the Subsequent General Release attached hereto as Exhibit B (except in the event of Employee’s death) and Employee not revoking such release within seven days of his delivery of such release. If Employee fails to timely execute and deliver the release (other than as a result of his death) or revokes the Subsequent General Release, the Company shall not be obligated to make the payments or benefits described in Sections 3(a) and 3(f) hereof and shall be entitled to recover from Employee the payment made in Section 3(b).

(c)

Representations. Employee hereby represents and warrants that (i) Employee has not filed, caused or permitted to be filed any pending proceeding (nor has Employee lodged a complaint with any governmental or quasi-governmental authority) against any of the other Released Parties, nor has Employee agreed to do any of the foregoing, (ii) Employee has not assigned, transferred, sold, encumbered, pledged, hypothecated, mortgaged, distributed, or otherwise disposed of or conveyed to any third party any right or Claim against any of the Released Parties that has been released in this Agreement, and (iii) Employee has not directly or indirectly assisted any third party in filing, causing or assisting to be filed, any Claim against any of the Released Parties. Without limitation of the foregoing, but without in any way affecting his rights under the Indemnification Agreement or applicable director and officer insurance policies, Employee hereby gives up Employee’s right to receive any financial benefit, including monetary recovery and/or reinstatement, from any lawsuit, action or settlement related to any Claim released pursuant to Section 5(a) hereof, whether the lawsuit or action is filed or the settlement is reached by Employee or anyone else.

(d)

No Prior Lawsuits or Assignments. Employee hereby represents that Employee has not filed, or assigned to any other person or entity any Claim against the Released Parties relating to Employee’s employment and/or separation from employment with the Company, or otherwise involving facts which occurred in any period prior to Employee’s signing of this Agreement.

(e)

Continued Obligations Under the Employment Agreement. The Parties agree that it is a material condition of this Agreement that Employee comply with Sections 5, 6 and 7 of the Employment Agreement, which shall survive in accordance with their terms and are incorporated by reference herein.

6.        Indemnification. The Parties shall continue to comply with the terms of the Indemnification Agreement. Notwithstanding anything in this Agreement to the contrary, the rights and obligations of the Parties with respect to indemnification (including dispute resolution, governing law, venue and notice) shall be governed by the Indemnification Agreement, which shall survive the Termination Date and Employee’s termination of employment and shall equally apply to and survive his provision of the Services hereunder and the Services under the Consulting Agreement.

7.        Acknowledgments.

(a)

Sufficiency of Consideration. The payments and benefits received by Employee pursuant to Section 3 of this Agreement in exchange for the release contained in Section 5 and the other promises contained in this Agreement, are greater in value than anything else which Employee may have otherwise been entitled under any other agreement, law, or Company separation, benefit or compensation policy if Employee did not execute this Agreement.

(b)

Entire Agreement; Prior Agreements. This Agreement (and the Subsequent General Release) contains the entire agreement between Employee and the Company regarding the subject matter hereto and, as such, fully supersedes any and all prior agreements or understandings between Employee and the Company pertaining to the subject matter addressed in this Agreement (including, without limitation, the Employment Agreement); provided, that, this Agreement shall not supersede, replace, or otherwise affect in any manner, (i) Sections 5, 6 and 7 of the Employment Agreement, (ii) the Indemnification Agreement, and (iii) the Restricted Stock Unit Agreements. Employee has carefully read and fully understands all of the provisions of this Agreement, which, except as noted in this Agreement, sets forth the entire understanding between Employee and the Company. In agreeing to the terms of this Agreement, Employee is not relying upon any written or oral promise or representation made to Employee by any employee or representative of the Company, other than the promises contained herein. This Agreement may not be amended, superseded, cancelled or terminated other than in a writing expressly referencing this Agreement and signed both by Employee and by the Company or its attorney or other designated representative.

(c)

Restricted Stock, Options and LTIPs. Employee agrees that Employee has no claim to, or interest in, any option/stock grants or LTIP units, or other equity, equity-based or incentive compensation, other than as expressly set forth in this Agreement.

(d)

Employee acknowledges and agrees that he has already been paid the Signing Bonus and 2006 Bonus Payment set forth in Section 4(f)(ii) and (iii) of the Employment Agreement, and is owed no further payments under Section 4(f)(ii) or (iii) of the Employment Agreement.

8.        Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

9.        Return of Company Property. On the Termination Date or upon earlier request by the Company, Employee shall return to the Company any Company property in Employee’s possession, custody or control, provided, that during the period of the Consulting Agreement, the Company agrees to preserve and provide access to Employee to an archive of his email records pertaining to the Cerberus transaction and related matters. At the conclusion of the period of the Consulting Agreement, the Parties will confer and agree upon a relevant archive of Employee’s email records pertaining to the Cerberus transaction and related matters, which the Company agrees to preserve and provide to Employee. Employee agrees to maintain any and all such email records in confidence and use them solely for the purposes of the Consulting Agreement and his defense of the aforementioned DeCicco action. Following the full and final resolution of the DeCicco action, Employee will destroy or, at the Company’s request, return, such archive, it being understood that any destruction of Company property will be done in accordance with applicable law and Company policy.

10.        Choice of Law; Forum. The provisions of Section 7(h) (governing law) and 7(i) (arbitration) in the Employment Agreement shall apply equally to this Agreement and the Consulting Agreement, as if set forth herein and therein, and as if this Agreement and the Consulting Agreement were specifically referenced in such provisions.

11.        Opportunity For Review. Employee represents and warrants that Employee (A) has had at least 21 days to consider this Agreement, (B) has read this Agreement, (C) understands all the terms and conditions hereof, (D) is not incompetent or had a guardian, conservator or trustee appointed for Employee, (E) has entered into this Agreement of Employee’s own free will and volition, (F) has duly executed and delivered this Agreement, (G) understands that Employee is responsible for Employee’s own attorneys’ fees and costs, (H) has had the opportunity to review this Agreement with counsel, (I) understands that Employee has been given an opportunity to review this Agreement before signing the Agreement, and (J) this Agreement is valid, binding, and enforceable against the Parties hereto in accordance with its terms. Employee has been and is hereby advised to consult an attorney and any other advisor of Employee’s choice prior to signing this Agreement.

12.        Effective Date and Revocation. This Agreement shall become effective on the 8th day following the date Employee signs this Agreement (the “Effective Date”). Employee may revoke this Agreement to the terms hereof at any time during the 7 day period immediately following the date of Employee’s signature below by delivering written notice of Employee’s revocation to URI. In the event of such revocation, Employee shall not receive and shall not be entitled to receive under this Agreement the consideration described in Section 3 above and this Agreement shall be deemed void ab initio.

13.        No Tax Representations. Without derogating from its obligations under Section 3(d) hereof, the Company makes no representations regarding the tax implications of the compensation, payments and benefits to be paid to Employee under this Agreement.

14.        Notice. Whenever any notice is required hereunder, it shall be given in accordance with Section 7(q) of the Employment Agreement.

15.        No Waiver. No waiver by the parties hereto of any default or breach of any term, condition or covenant of this Agreement shall be deemed to be a waiver of any subsequent default or breach of the same or any other term, condition or covenant contained herein. This Agreement is intended, among other things, to supplement the applicable common and/or statutory laws and does not in any way abrogate any of the obligations or duties either Party otherwise owes to the other.

16.        No Obligation to Mitigate. In no event shall Employee be obliged to seek other employment or consulting or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by Employee as a result of self-employment or employment by another employer.

17.        No Right of Set-off, Etc. Except as set forth in this Agreement for the revocation of the release contained in Section 5 hereof, or the failure to deliver (and not revoke) the Subsequent General Release, the obligation of the Company to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Employee or others.

18.        Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective heirs, legal representatives, successors and permitted assigns. Employee may not assign either this Agreement or any of Employee’s rights, interests or obligations hereunder. Employee hereby agrees and acknowledges that the Company may assign any or all of its rights and interest hereunder, including, but not limited to, Employee’s agreements contained in Section 5 hereof, without the consent of Employee, to any person or entity that acquires substantially all of the assets of the Company or to any entity with which the Company merges or consolidates.

19.         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument. Execution of this Agreement by the Parties evidenced by signatures transmitted by facsimile or electronic mail shall be deemed the same as original signatures.

EMPLOYEE IS HEREBY ADVISED THAT EMPLOYEE HAS AT LEAST 21 CALENDAR DAYS TO REVIEW THIS AGREEMENT AND TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL 21 CALENDAR DAY REVIEW PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS IN SECTION 3 ABOVE, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST THE RELEASED PARTIES TO THE EXTENT SET FORTH IN SECTION 5 HEREOF.

ACCEPTED AND AGREED

United Rentals, Inc.

By:	/s/ Michael J. Kneeland

Title:	Chief Executive Officer

Dated:	February 5, 2009

/s/ Roger E. Schwed

Roger E. Schwed

Dated:	February 5, 2009

EXHIBIT A

March 31, 2009

Roger E. Schwed
          [Address]

                    Re: Consulting Services

Dear Roger:

This letter agreement (this “Agreement”) sets forth the Agreement between United Rentals, Inc. (“the Company”) and you (“Consultant”) regarding the terms and conditions on which the Company has retained your services as a consultant.

          1.       Services to the Company

                    The Company hereby engages Consultant to provide non-exclusive services to the Company in connection with its activities. The services (collectively, the “Services”) shall consist of: (a) acting as a historical and knowledge resource to the Company in connection with matters related to the Company, including legal matters; and (b) such other services, consistent with the seniority and responsibilities of Consultant’s prior position with the Company, as are reasonably requested by the Company from time to time, including consulting and advising on pending legal matters. It is understood that Consultant shall not be required to allocate more than one day per week to the provision of the Services.

          During the Term, it is understood that Consultant may work for himself, provide consulting or other services to other parties and/or be hired as a full-time employee by another party (subject, in each case, to the non-competition restrictions in the surviving Section 5 of the former Employment Agreement between the Company and Consultant), without reduction of payment under this Agreement, in which event, to the extent reasonably necessary, the Services shall be rendered by Consultant outside regular business hours. It is understood that all Services to be rendered hereunder may be provided by Consultant remotely, including from his home or other office in New York City.

          2.       Payments and Benefits

                    a.       During the Term, the Company shall pay Consultant $150,000.00, divided into six equal monthly installments, payable on or about the last day of each month.

                    b.       Unless the Company is required to backup withhold, it is the Company’s intent that no U.S. Federal, State or local income or employment taxes will be withheld from or paid with respect to payments to Consultant under this Agreement. Consultant acknowledges that he will be responsible for all tax filings and payments, including payments of self-employment tax and estimated taxes and will hold the Company harmless from any liability relating thereto. The Company reserves the right to make deductions from payments hereunder if, upon review of the law or regulatory or court decision, it reasonably believes that it should do so.

                    c.       During the Term, Consultant (together with his family) shall continue to participate on the same basis in the United Rentals Inc. Health Plan in which he (and his family) participated as of the Termination Date (as defined in the Separation Agreement between the Company and Consultant), subject to the terms and conditions of such plan, as amended from time to time, and Consultant shall continue to contribute the same amount toward such participation as he contributes as of the Termination Date, through deductions from the monthly payments set forth in Section 2(a) above.

          3.       Term and Termination

                    a.       Consultant shall commence providing services on April 1, 2009 and shall continue until September 30, 2009, or until his services are earlier terminated pursuant to this Section 3 (the “Term”). This Agreement cannot be extended beyond September 30, 2009 except upon written agreement of the parties.

                    b.       This Agreement shall terminate immediately upon the occurrence of any of the following events: (i) Consultant revokes the Subsequent Release executed on March 31, 2009 during the revocation period; (ii) Consultant materially violates any of the terms of this Agreement, the Separation Agreement between the parties, or the Subsequent Release, which violation is not cured within ten (10) business days of written notice by the Company to Consultant; (iii) Consultant’s inability to provide the above services, by reason of death or illness; (iv) conviction of Consultant of a felony; (vi) fraud, material dishonesty or gross misconduct on the part of Consultant in connection with the Services. In the event of termination pursuant to this Section 3, any amounts not theretofore paid by the Company to Consultant under this Agreement shall cease to be due and payable.

          4.       Confidentiality

Consultant acknowledges that he may, in the course of performing his responsibilities under this Agreement, be exposed to or acquire information that is proprietary to or confidential to the Company or its affiliated companies or members or their clients or to a third party to whom the Company has an obligation of confidentiality. Any and all information of any form obtained by Consultant in the performance of this Agreement, including, but not limited to, records of the Company and its affiliated companies, shall be deemed to be confidential and proprietary information. Notwithstanding the foregoing, it is understood that “confidential” or “proprietary” information shall not include information that is or becomes generally available to and known by the public or information that is or becomes available to Consultant on a non-confidential basis from a source other than the Company, its affiliates or any of the directors, officers, employees, representatives or agents of the Company or its affiliates (other than as a result of a breach of any obligation of confidentiality). Consultant agrees to hold such information in strict confidence and not to copy, reproduce, sell, assign, license, market, transfer or otherwise dispose of, give or disclose such information to third parties or use such information for any purposes whatsoever other than the provision of Services to the Company as specified in Section 1 hereof. It is agreed and understood that in the event of a breach of this Section 4, damages may not be an adequate remedy and the Company shall be entitled to injunctive relief to restrain any such breach, threatened or actual.

          5.       Company Property

All work performed by Consultant under the terms of this Agreement and all documents, data and other information of any kind relating to the Company or this Agreement including reports and notes prepared by Consultant (together the “Company Property”) will be the property of the Company and may not be used by Consultant for any other purpose except for the benefit of the Company. Any and all such property, and material containing such property, shall be forthwith delivered to the Company on request by the Company, and in any event, at the termination of this Agreement, and no copies thereof shall be retained by Consultant without the prior written consent of the Company. Consultant shall not have any proprietary interest in any work product developed by Consultant on behalf of the Company in connection with the Services, and the Company shall have all proprietary rights in such work product.

          6.       Independent Contractor

This Agreement is intended to create an independent contractor relationship and is not intended to create an employer-employee relationship, a partnership, joint venture, or similar relationship. Consultant expressly waives any right he may have to seek compensation, exercise any right or seek any benefits accruing to the regular employees of the Company, except for those expressly set forth in the Separation Agreement or in this Agreement. Consultant assumes full responsibility for his acts.

          7.       Choice of Law

The provisions of Section 7(h) (governing law) and 7(i) (arbitration) in the Employment Agreement shall apply equally to this Agreement, as if set forth herein, and as if this Agreement were specifically referenced in such provisions.

          8.       No Promotion

Consultant agrees that he will not, without prior written consent of the Company in each instance (i) use in advertising, publicity or otherwise the name of the Company, or any affiliate of the Company, or any officer or employee of the Company, nor any trade name, trademark, servicemark, symbol or any abbreviation, contraction or simulation thereof owned by the Company or its affiliates, or (ii) represent, directly or indirectly, that any product or any service provided by Consultant has been approved or endorsed by the Company.

          9.       Surviving Sections

The following sections will survive the termination of this Agreement: 4, 5, 6, 7, and 8.

          10.     Notices

Any notice or communication required to be given by either party hereunder shall be in writing and shall be hand delivered or sent by certified or registered mail, return receipt requested or by confirmed facsimile transmission to the party receiving such communication at the address specified below:

If to Consultant:
Roger E. Schwed
[Address]

If to the Company:

United Rentals, Inc.
Five Greenwich Office Park
Greenwich, CT 06831
Attn: Human Resources Department

with a copy to:

United Rentals, Inc.
Five Greenwich Office Park
Greenwich, CT 06831
Attn: Legal Department

or such other address as either party may in the future specify in writing to the other party.

          11.     Assignment

This Agreement is not assignable in whole or in part by either party without the prior written consent of the other party, and any attempt to make such assignment shall be void.

          If this letter correctly reflects your understanding of the arrangements to which you and the Company have mutually agreed, please sign below, at which time this letter shall constitute a valid and binding Agreement between the undersigned.

Sincerely,

UNITED RENTALS, INC.

By:

Name:
Title:

Accepted and Agreed:

Date: March 31, 2009

EXHIBIT B

SUBSEQUENT WAIVER AND GENERAL RELEASE

This Subsequent Waiver and General Release (this “Release”) is made and entered into as of March 31, 2009 by and between United Rentals, Inc. (“URI”) (URI and its subsidiaries, parents and other affiliates are referred to collectively as the “Company”), and Roger E. Schwed (“Employee”). This Release shall become effective as described in Paragraph 5 below, provided that it is executed and delivered no later than the time and date set forth in Paragraph 4 below.

1.       Release and other Promises. In exchange for the mutual promises and covenants set forth in the Separation Agreement and General Release executed by Employee on February 5, 2009 (the “Separation Agreement”), and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employee (on his own behalf and on behalf of his dependents, heirs, executors, trustees and administrators (and his and their legal representatives of every kind))hereby agrees as follows:

(a)

Release. Employee hereby releases and forever discharges URI, its respective direct and indirect parents, affiliates, subsidiaries and benefit plans, and each such entities’ present and former and/or future “Representatives” (as defined below), as well as any predecessors, future successors or assigns or estates of any of the foregoing (hereinafter collectively referred to as the “Released Parties”), from any and all liabilities, causes of action, suits, proceedings, agreements, promises, damages, disputes, controversies, contentions, grievances, differences, judgments, debts, claims and demands of any kind whatsoever, both in law and in equity, known or unknown, fixed or contingent, asserted or unasserted, that are capable of being released by private agreement (hereinafter collectively referred to as the “Claims”), and which (i) Employee may have or claim to have based upon or in any way related to Employee’s employment or termination of employment with the Company, or (ii) otherwise involve facts that occurred during any period prior to his execution of this Release. For purposes of this Release, “Representatives” shall mean officers, employees, directors, stockholders, agents, partners, managers, plan administrators, financial and legal advisors, insurers, fiduciaries, present or prospective lenders or investors, in their individual and/or representative capacities.

Such released Claims include, without limitation, any and all Claims under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1871; the Civil Rights Act of 1991; the Americans with Disabilities Act; the Employee Retirement Income Security Act of 1974 (including, without limitation, any claim for severance pay, but excluding claims for accrued, vested benefits under any benefit plan of the Company in accordance with the terms of such plan and applicable law); the Age Discrimination in Employment Act of 1967, as amended by the Older Workers’ Benefit Protection Act of 1990; Connecticut Fair Employment Practices Act; Connecticut Whistleblower Statute; and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment, each as amended. Such released Claims also include, without limitation, any and all Claims under state contract or tort law; any and all Claims based on the design or administration of any Company employee benefit plan or program arising under any Company policy, procedure, or employee benefit plan; any and all Claims for wages, commissions, bonuses, continued employment with the Company in any position, and compensatory, punitive or liquidated damages; and any and all Claims for attorney’s fees and costs.

Notwithstanding the foregoing, nothing contained in this Section 1 shall release, interfere with or waive any of Employee’s rights (i) under the Indemnification Agreement between the Company and Employee, dated June 14, 2006 (“Indemnification Agreement”), including any existing claims thereunder; (ii) under the surviving sections of the Employment Agreement, dated June 14, 2006, between Employee and the Company (the “Employment Agreement”); (iii) under the Separation Agreement; (iv) under this Release or (v) to file a charge with a government agency (but Employee hereby waives any and all rights to recover under, or by virtue of, any such charge).

(b)

Representations. Employee hereby represents and warrants that (i) Employee has not filed, caused or permitted to be filed any pending proceeding (nor has Employee lodged a complaint with any governmental or quasi-governmental authority) against any of the other Released Parties, nor has Employee agreed to do any of the foregoing, (ii) Employee has not assigned, transferred, sold, encumbered, pledged, hypothecated, mortgaged, distributed, or otherwise disposed of or conveyed to any third party any right or Claim against any of the Released Parties that has been released in this Release, and (iii) Employee has not directly or indirectly assisted any third party in filing, causing or assisting to be filed, any Claim against any of the Released Parties. Without limitation of the foregoing, but without in any way affecting his rights under the Indemnification Agreement or applicable director and officer insurance policies, Employee hereby gives up Employee’s right to receive any financial benefit, including monetary recovery and/or reinstatement, from any lawsuit, action or settlement related to any Claim released pursuant to Section 1(a) hereof, whether the lawsuit or action is filed or the settlement is reached by Employee or anyone else.

2.       Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

3.       Choice of Law; Forum. The provisions of Section 7(h) (governing law) and 7(i) (arbitration) in the Employment Agreement shall apply equally this Release, as if set forth herein, and as if this Release were specifically referenced in such provisions.

4.       Opportunity For Review. Employee represents and warrants that Employee (A) has had at least 21 days to consider this Release, (B) has read this Release, (C) understands all the terms and conditions hereof, (D) is not incompetent or had a guardian, conservator or trustee appointed for Employee, (E) has entered into this Release of Employee’s own free will and volition, (F) has duly executed and delivered this Release, (G) understands that Employee is responsible for Employee’s own attorneys’ fees and costs in connection with this Release, (H) has had the opportunity to review this Release with counsel, (I) understands that Employee has been given an opportunity to review this Release before signing the Release and that if Employee does not sign and deliver this Release within 21 days of Employee’s receipt of the Release, and (J) this Release is valid, binding, and enforceable against the parties hereto in accordance with its terms. Employee has been and is hereby advised to consult an attorney and any other advisor of Employee’s choice prior to signing this Release.

5.       Effective Date and Revocation. This Release shall become effective on the 8th day following the date Employee signs this Release (the “Effective Date”). Employee may revoke this Release to the terms hereof at any time during the 7 day period immediately following the date of Employee’s signature below by delivering written notice of Employee’s revocation to URI. In the event of such revocation, the consequences specified in Section 5(b) of the Separation Agreement shall apply.

6.       Assignability. This Release shall be binding upon and inure to the benefit of the Parties named herein and their respective heirs, legal representatives, successors and permitted assigns. Employee may not assign either this Release or any of Employee’s rights, interests or obligations hereunder. Employee hereby agrees and acknowledges that the Company may assign any or all of its rights and interest hereunder, including, but not limited to, Employee’s agreements contained in Section 1 hereof, without the consent of Employee, to any person or entity that acquires substantially all of the assets of the Company or to any entity with which the Company merges or consolidates.

EMPLOYEE IS HEREBY ADVISED THAT EMPLOYEE HAS AT LEAST 21 CALENDAR DAYS TO REVIEW THIS RELEASE AND TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS RELEASE.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL 21 CALENDAR DAY REVIEW PERIOD.

HAVING ELECTED TO EXECUTE THIS RELEASE TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS REFERRED TO IN SECTION 1 ABOVE, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST THE RELEASED PARTIES TO THE EXTENT SET FORTH IN SECTION 1 HEREOF.

ACCEPTED AND AGREED

United Rentals, Inc.

By:

Title:

Dated:

Roger E. Schwed

Dated: